RNC

FILED

MAR 26 2002

STATE TREASURER

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF AKERS LABORATORIES, INC.

(Filed with the Secretary of State of the State of New Jersey)

FIRST: Name. The name of the Corporation is: Akers Biosciences, Inc. (the "Corporation").

SECOND: 2.1 Registered Office: Registered Agent. The registered office of the Corporation is located at 201 Grove Road, Thorofare, New Jersey 08086. The name of its registered agent at that address is Raymond F. Akers, Jr.

2.2 Directors. The number of directors constituting the current board of directors (the "Board of Directors") is six and the names and addresses of the current directors are as follows:

RAYMOND F. AKERS, JR., Ph.D.
202 Summit Avenue
Mantua, New Jersey 08051

EDWARD L. WAMPOLD
9325 St. Georgen Common
Duluth, Georgia 30136

DANIEL SECKINGER
5215 SW 92nd Street
Miami, Florida 33156

PAUL B. FREEDMAN
1209 Montgomery Avenue
Rosemont, Pennsylvania 19010

DONALD H. RUSSELL
129 Colwick Road
Cherry Hill, New Jersey 08002

EDWARD A. MULHARE
686 Westview Court
River Edge, New Jersey 07661

THIRD: Corporate Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the New Jersey Business Corporation Act.

FOURTH: Capitalization. The total number of shares of stock which the Corporation shall have authority to issue is seventy-five million (75,000,000) shares, of which sixty million (60,000,000) shares shall be common stock, without par value ("Common Stock"), and fifteen million (15,000,000) shares shall be preferred stock, without par value ("Preferred Stock"). Each fractional share of Common Stock outstanding on the date hereof shall be combined into and reconstituted as one (1) share of Common Stock. No fractional shares shall be issued upon such combination and reconstitution. If a fractional interest in a share of Common Stock would, except for the provisions of the preceding sentence, be deliverable upon such combination and reconstitution, in lieu of fractional shares, the Corporation shall pay an amount in cash equal to the fair market value of such fractional interest, as determined by the Corporation's Board of Directors,

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to each holder of shares of Common Stock to whom such fractional interest would have been deliverable.

FIFTH: Preferred Stock. The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, in such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, subject to the limitations prescribed by law and in accordance with the provisions hereof, including (but without limiting the generality thereof) the following:

(a) The designation of the series of Preferred Stock and the number of shares to constitute such series;

(b) The dividend rate, if any, of the series of Preferred Stock, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock of the Corporation, and whether such dividends shall be cumulative or noncumulative;

(c) Whether the shares of the series of Preferred Stock shall be subject to redemption by the Corporation, and if made subject to such redemption, the times, prices, and other terms and conditions of such redemption, including (but without limiting the generality thereof) whether such shares which are redeemed by the corporation may be reissued, except as otherwise provided by law;

(d) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series of Preferred Stock;

(e) Whether or not the shares of the series of Preferred Stock shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the Corporation and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

(f) The extent, if any, to which the holders of the shares of the series of Preferred Stock shall be entitled to vote with respect to the election of directors or otherwise;

(g) The restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(h) The rights of the holders of the shares of the series of Preferred Stock upon the dissolution, liquidation, or winding-up of the Corporation.

SIXTH: Common Stock. The powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions in respect of the Common Stock

are as follows:

Subject to the prior or equal rights, if any, of the holders of shares of any series of Preferred Stock duly created hereunder, the holders of Common Stock shall be entitled (i) to receive dividends when and as declared by the Board of Directors out of any funds legally available therefor, (ii) in the event of any dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary (sometimes referred to herein as a liquidation), after payment or provision for payment of the debts and other liabilities of the Corporation, ratably according to the number of shares of Common Stock held, and (iii) to one vote for each share of Common Stock held on all matters submitted to a vote of shareholders.

SEVENTH: Board of Directors.

7.1 Number. The business and affairs of the Corporation shall be under the direction of the Board of Directors. The number of directors shall be fixed from time to time by the Board of Directors pursuant to the By-Laws of the Corporation, but in any event shall be not less than two (2) nor more than eleven (11) directors. Each director shall be elected by the shareholders at each annual meeting and shall hold office until the next annual meeting of shareholders and until that director's successor shall have been elected and qualified.

7.2 Nomination. Nominations of persons for election to the Board of Directors may be made at an annual meeting of shareholders (a) by or at the direction of the Board of Directors or (b) by any shareholders of the Corporation who is a shareholder of record at the time of giving notice provided for in this Section 7.2, who shall b entitled to vote for the election of directors at the meeting and who complies with the procedures set forth below. Any such nominations (other than those made by or at the direction of the Board of Directors) must be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting with respect to which such notice is to be tendered is not held within thirty (30) days before or after such anniversary date, notice by the shareholder to be timely must be received no later than the close of business upon the tenth (10th) day following the day on which notice of the meeting or public disclosure thereof was given or made. Such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14 under the Exchange Act (including such person's written consent to being named as a nominee and to serving as a director if elected); and (b) as to the shareholder giving the notice, (i) the name and address, as they appear on the Corporation's books, of such shareholder, (ii) the class and number of shares o stock of the Corporation which are beneficially owned by such shareholder and (iii) a description o fall arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with such nomination and any material interest of such shareholder in such nomination. At the request

of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a shareholder's notice of nomination which pertains to the nominee. If the Board of Directors shall determine, based on the facts, that a nomination was not made in accordance with the procedures set forth in this Section 7.2, the Chairman of the Board of Directors or the person presiding at such meeting shall so declare to the meeting and the defective nomination shall be disregarded. In addition to the foregoing provisions of this Section 7.2, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 7.2.

7.3 Vacancies. Subject to the rights of the holders of any series of Preferred Stock, vacancies and newly-created directorships, resulting from (i) an increase in the authorized number of directors, (ii) death, (iii) resignation, (iv) retirement, (v) disqualification, (vi) removal from office or (vii) any other cause, may be filled solely by a majority vote of the remaining directors then in office, although less than a quorum, or by the sole remaining director, and each director so chosen shall hold office for a term expiring at the next succeeding annual meeting of shareholders and until such director's successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

7.4 Removal. Except as otherwise required by applicable law and subject to the rights of the holders of any series of Preferred Stock, a director may be removed only for cause, by the holders of a majority of the outstanding shares of all classes of capital stock of the Corporation entitled to vote in the election of directors.

EIGHTH: Shareholder Action. Any action required or permitted to be taken by shareholders pursuant to this Amended and Restated Certificate of Incorporation or under applicable law may be effected only at a duly called annual or special meeting of shareholders and with a vote thereat. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, annual and special meetings of shareholders of the corporation may be called only by the President, the Chief Executive Officer, or the Board of Directors pursuant to a resolution approved by a majority of the members of the Board of Directors. Subject to applicable law and the rights of holders of any series of Preferred Stock, shareholders are not permitted to call an annual or special meeting or to require that the Board of Directors call an annual or special meeting.

NINTH: Liability of Directors and Officers. A director or officer shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit. No amendment, repeal or modification of the New Jersey Business Corporation Act or of this Article NINTH shall adversely affect any right or protection of any director or officer of the Corporation that exists at the time of such amendment, repeal or modification.

TENTH: Indemnification and Advancement of Expenses.

10.1 Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, agent or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, including services with respect to employee benefit plans, shall be indemnified by the Corporation to the fullest extent permitted by the New Jersey Business Corporation Act, as the same exists or may hereafter be amended, against all expense, liability and loss (including settlement) reasonably incurred or suffered by such person in connection with such service. The right to indemnification shall include the advancement or expenses incurred in defending any such proceeding in advance of its final disposition in accordance with procedures established from time to time by the Board of Directors; provided, however, that if the New Jersey Business Corporation Act so requires, the director, officer or employee shall deliver to the Corporation an undertaking to repay all amounts so advanced if it shall ultimately be determined that he or she is not entitled to be indemnified under this Article TENTH or otherwise.

10.2 Non-Exclusivity. The rights of indemnification provided in this Article TENTH shall be in addition to any rights to which any person may otherwise be entitled by law or under any By-Law, agreement, vote of shareholders or disinterested directors, or otherwise. Such rights shall continue as to any person who has ceased to be a director, officer or employee and shall inure to the benefit of his or her heirs, executors and administrators, and shall be applied to proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof.

10.3 Insurance. The Corporation may purchase and maintain insurance to protect any director, officer, employee or agent against any liability or expense asserted against or incurred by such person in connection with any proceeding, whether or not the Corporation would have the power to indemnify such person against such liability or expense by law or under this Article TENTH or otherwise. The Corporation may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to insure the payment of such sums as may become necessary to effect indemnification as provided herein.

10.4 Amendment. No amendment to or repeal of this Article TENTH shall apply to or have any effect on the rights of any individual referred to in this Article TENTH for or with respect to acts or omissions o such individual occurring prior to such amendment or repeal.

ELEVENTH: Amendment of By-Laws. The Board of Directors shall have power to make, amend and repeal the By-Laws of the Corporation. Any By-Laws made by the Board of Directors under the powers conferred hereby may be amended or repealed by the Board of Directors or by the shareholders of the Corporation as provided in the By-Laws.

TWELFTH: Amendment of Certificate of Incorporation. The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon shareholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned has hereunto signed this Amended and Restated Certificate of Incorporation on behalf of the above-named Corporation this 7th day of March, 2002.

AKERS BIOSCIENCES, INC.

By: ______________________
Raymond F. Akers, Jr.
President and Chief Executive Officer

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